EMPLOYMENT AGREEMENT

                  This Agreement (this "Agreement"), dated as of June 8, 1998, is made by and among Carson Products Company, a Georgia corporation (the "Corporation"), and Ms. Aurelia Waldon (the "Executive").

                                    Recitals

                  1. The Corporation desires to employ the Executive as Vice President - Sales of the Corporation, and to enter into an employment agreement embodying the terms of such relationship.

                  2. The Executive is willing to be employed as Vice President -Sales of the Corporation on the terms set forth herein.

                                    Agreement

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows.

         1.       Definitions.

1.1  "Board" means the Board of Directors of the Corporation.

1.2 "Cause" means (a) the Executive's dereliction of her duties under this Agreement, including, without limitation, her refusal to follow or neglect of the directions of the Board or any executive of the Corporation senior to the Executive, (b) any willful misconduct by the Executive that is injurious to the Corporation, or (c) its reputation, or the commission by the Executive of any crime.

1.3 "Disability" means the Executive's inability to render the services required hereunder by reason of a physical or mental disability reasonably expected to last for more than six months after the date such disability is first diagnosed, as determined by the written opinion of an independent medical physician selected by the Corporation.

         2. Employment. Subject to the terms and provisions set forth in this Agreement, the Corporation, during the Term of Employment, agrees to employ the Executive as Vice President - Sales of the Corporation and the Executive hereby accepts such employment.

         3. Term of Employment. The term of employment under this Agreement shall commence as of June 6, 1998 (the "Commencement Date") and, unless earlier terminated by the Corporation or the Executive under Section 6 of this Agreement, shall continue until December 31, 2000 (the "Term of Employment").

         4.       Positions, Responsibilities and Duties.

4.1 Positions and Duties. During the Term of Employment, the Executive shall be employed and shall serve as Vice President - Sales of the Corporation with such duties as are determined from time to time by the Board or the Board's designees. The Executive shall serve under the direction and supervision of the Board or the Board's designees and shall report to the Board or the Board's designees.

4.2 Attention to Duties and Responsibilities. During the Term of Employment, the Executive shall devote her full time and attention to the business and affairs of the Corporation and the Executive shall use her best efforts, ability and fidelity to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement.

         5.       Compensation and Other Benefits.

5.1 Base Salary. During the Term of Employment, the Executive shall receive a base salary of $130,000 per annum ("Base Salary") payable in accordance with the Corporation's normal payroll practices.

5.2 Bonus. For each fiscal year of the Corporation ending within the Term of Employment, the Executive shall receive a bonus (the "Bonus) in an amount equal to (a) thirty percent (30%) of Base Salary if the "base case" objectives (but not the "anticipated case" objectives) for that fiscal year as specified by the Board, or a committee thereof, are achieved, or (b) fifty percent (50%) of Base Salary if the "anticipated case" objectives for that fiscal year, as specified by the Board (or a committee thereof) are met. The objectives utilized in determining the Bonus shall be net revenue growth, net income, earnings per share and/or stock price growth, each as defined by the Board (or a committee thereof) in its sole discretion. A lesser percentage of Base Salary may be paid hereunder if one or more, but not all, of the targeted objectives for a fiscal year are achieved. If the "base case" objectives are met, the value of the Bonus, if any, shall be paid seventy-five percent (75%) in a single lump sum cash payment and twenty-five percent (25%) in shares of restricted stock of Carson, Inc. If the "anticipated case" objectives are met, the value of the Bonus, if any, shall be paid fifty percent (50%) in a single lump sum cash payment and fifty percent (50%) in shares of restricted stock of Carson, Inc. Such restricted stock shall vest as to one-half (1/2) of the aggregate number of shares delivered to the Executive on each of December 31, 1999 and December 31, 2000 (if the Executive is employed by the Corporation on such dates). The Bonus shall be paid no later than 120 days after the end of the fiscal year for which the applicable objectives have been met.

5.3 Incentive, Retirement, and Savings Plans. During the Term of Employment and to the extent eligible, the Executive shall participate in all incentive, pension, retirement, savings and other employee benefit plans and programs, if any, maintained from time to time by the Corporation for the benefit of senior executives and other employees of the Corporation; provided, however, that, unless otherwise determined by the Board, Executive shall not be eligible to participate in any profit-sharing plan maintained, sponsored or contributed to by the Corporation or Carson, Inc. that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.

5.4 Welfare Benefit Plans. During the Term of Employment and to the extent eligible, the Executive, the Executive's spouse, if any, and their eligible dependents, if any, shall participate in and be covered by all the welfare benefit plans and programs, if any, maintained by the Corporation for the benefit of senior executives and other employees of the Corporation.

5.5 Stock Option Grants. Within a reasonable time after the full execution of this Agreement, the Executive shall be granted a stock option, subject to the terms and provisions of the Carson, Inc. 1996 Long-Term Incentive Plan and any award or grant agreement executed thereunder, providing the Executive with an opportunity to acquire 10,000 Class A common shares of Carson, Inc.

5.6 Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in performing her duties and responsibilities hereunder in accordance with the policies and procedures of the Corporation as in effect at the time the expense was incurred, as the same may be changed from time to time.

5.7 Vacation and Fringe Benefits. During the Term of Employment, the Executive shall be entitled to paid vacation in accordance with the Corporation's vacation policies, as in effect from time to time, and at such times which do not materially interfere with the performance of the Executive's duties hereunder. In addition, during the Term of Employment, the Executive shall, in accordance and consistent with the past practices of the Corporation, be entitled to such fringe benefits and perquisites, if any, as in effect and provided from time to time to senior executives of the Corporation.

5.8 Relocation. The Corporation shall reimburse the Executive for all reasonable expenses incurred by her in respect of moving her furnishings and personal effects to Savannah, Georgia or its vicinity. In addition, the Corporation shall reimburse the Executive for (a) the cost of three round trip coach air fares between Savannah, Georgia and her current residence, (b) reasonable temporary lodging expenses incurred by her for two months, and (c) all reasonable closing costs (not to exceed $5,000) incurred by the Executive in connection with her purchase of a residence in Savannah, Georgia or its vicinity.

5.9 Car Allowance. During the Term of Employment, the Executive shall be entitled to receive a monthly automobile allowance from the Corporation equal to $500.

         6.       Termination.

6.1 Termination Due to Death or Disability. Upon 15 days prior written notice to the Executive, the Corporation may terminate the Executive's employment hereunder due to Disability. In the event of the Executive's death or a termination of the Executive's employment by either the Corporation or the Executive due to Disability, the Term of Employment shall thereupon end and the Executive, her estate or other legal representative, as the case may be, shall only be entitled to Base Salary continuation at the rate in effect (as provided in Section 5.1 of this Agreement) on the date of termination for a six-month period commencing on such date of termination.

6.2 Termination by the Corporation for Cause. The Corporation may terminate the Executive's employment hereunder for Cause. If the Corporation terminates the Executive's employment hereunder for Cause, the Term of Employment shall thereupon end as set forth below and the Executive shall only be entitled to Base Salary up to and including the date of termination.

6.3 Termination Without Cause or for Good Reason. Upon 15 days prior notice to the Executive, the Corporation may terminate the Executive's employment hereunder without Cause. If the Corporation terminates the Executive's employment hereunder without Cause, the Term of Employment shall thereupon end and the Executive shall only be entitled to Base Salary continuation at the rate in effect (as provided in Section 5.1 of this Agreement) on the date of termination for a six-month period commencing on such date of termination.

6.4 Voluntary Termination. The Executive may effect, upon 30 days prior written notice to the Corporation, a voluntary termination of her employment hereunder and thereupon the Term of Employment shall end. A voluntary termination shall entitle the Executive only to all of the rights and benefits which the Executive would be entitled in the event of a termination of her employment by the Corporation for Cause.

6.5 Statements by the Executive or the Corporation. Subject to the requirements of any applicable securities or other laws, the Executive agrees that, during and after the Term of Employment, she shall not at any time make any statement or representation, written or oral, (a) which the Executive knows or should know will, or which she knows or should know is reasonably likely to, impair, bring into disrepute, or adversely affect in any way the reputation, good will, business, customer or supplier relationships, or public relations of the Corporation, any affiliate, and/or any person or entity which the Executive knows or should know is one of the following: (i) a member of the boards of directors of the Corporation, any affiliate and/or any subsidiary, (ii) an employee of the Corporation, any affiliate and/or any subsidiary, (iii) a person or entity who has or has had a legal or beneficial ownership interest in the shares of the Corporation, any subsidiary and/or any affiliate (an "Owner"), and/or (iv) an owner, employee, director, partner, representative of, and/or adviser to, any such Owner.

7. Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 8.4 of this Agreement or otherwise, any disputes arising under or in connection with this Agreement, including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be held in New York, New York, in accordance with the rules and procedures of the American Arbitration Association.

8. Confidential Information and Noncompetition.

8.1 Confidential Information. The Executive shall not, during the Term of Employment and at any time thereafter, without the prior express written consent of the Board, directly or indirectly, use any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of her duties under this Agreement). The Executive shall also immediately notify the Board if she becomes aware of any unauthorized use or disclosure of any Confidential Information by any third party, and the Executive agrees to cooperate fully in any attempts or efforts by the Corporation or any affiliate to obtain any relief or remedy in respect of such unauthorized use or disclosure. The Executive agrees that she shall not make any copies of any kind of any document, computer software or other writing or recording containing any Confidential Information without the prior approval of the Board (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction). The Executive shall also proffer to the Board's designee, no later than the effective date of any termination of her employment with the Corporation for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing any Confidential Information that are in the Executive's actual or constructive possession or which are subject to her control at such time. In addition, the Executive shall at all times use her best efforts carefully to safeguard any Confidential Information in the Executive's possession or under her control. For purposes of this Agreement, "Confidential Information" shall mean all information respecting the business and activities of the Corporation, any parent, any affiliate, and/or any subsidiary, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, officers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Corporation, any parent, any affiliate and/or any subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of any portion of this Section 8.1 or any other obligation the Executive owes to the Corporation, any parent, any affiliate and/or any subsidiary).

8.2 Noncompetition. The Executive, if her employment with the Corporation is terminated for any reason (other than due to death, or Disability or by the Corporation without Cause), shall not, during the Term of Employment and for 12 months after the date of any such termination, directly or indirectly, within or with respect to the United States of America and/or Africa (a) engage, without the prior express written consent of the Corporation, in any business or activity, whether as an employee, officer, consultant, partner, principal, agent, representative, stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if such business, activity, service, person or entity, directly or indirectly, competes in any material manner with
(i) the Corporation, (ii) any parent or subsidiary, or (iii) any product, service or other business of any such entities which is in production, distribution or development as of the date of any such termination, and/or (b) meaningfully assist, help or otherwise support, without the prior express written consent of the Corporation, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity, directly or indirectly, competes (or is reasonably likely to compete) in any manner with any significant business or activity of the Corporation or any parent or subsidiary.

8.3 Nonsolicitation. The Executive, if her employment with the Corporation is terminated for any reason (other than due to death, or Disability, or by the Corporation without Cause), shall not, directly or indirectly, during the Term of Employment and for 12 months after the date of termination (a) take any action to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from the Corporation or any parent or subsidiary, (b) induce customers, potential customers, clients, potential clients, suppliers, agents or other persons under contract or otherwise associated or doing business with the Corporation or any parent or subsidiary to terminate, reduce or alter any such association or business with or from the Corporation or any parent or subsidiary, and/or (c) induce any person in the employment of the Corporation or any parent or subsidiary or any consultant to the Corporation or any parent or subsidiary to
(i) terminate such employment, or consulting arrangement, (ii) accept employment, or enter into any consulting arrangement, with anyone other than the Corporation or any parent or subsidiary, and/or (iii) interfere with the customers, suppliers, or clients of the Corporation, any subsidiary, any parent or any affiliate in any manner or the business of the Corporation, any subsidiary, any parent or any affiliate in any manner. For purposes of this
Section 8.3, a "potential client" or a "potential customer" shall mean a person or entity that the Corporation, any parent or any subsidiary (A), as of the date the Executive's employment terminates, is, or will be in the reasonably foreseeable future, soliciting or considering soliciting (or has targeted for solicitation, or will be so targeting in the reasonably foreseeable future), and/or (B) has, at any time or from time to time, within the 12 month period prior to the date the Executive's employment terminates, been soliciting for or in respect of any current, actively pending or contemplated product lines, businesses, or services offered by the Corporation, any parent or any subsidiary, including, without limitation, any licensing arrangements, manufacturing arrangements, and/or distribution arrangements (the "Products"), and "potential business" shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated in any way with the Products.

8.4 Injunctive Relief. The Executive acknowledges and agrees that the Corporation will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8 of this Agreement. The Executive agrees that the Corporation shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Corporation may have. The Executive further agrees that she shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Corporation has an adequate remedy at law.

8.5 Special Severability. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive's future employment imposed by this
Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Corporation agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

9. Successors.

9.1 The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Corporation, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

9.2 The Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation shall use its reasonable best efforts to obtain from any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, an assumption by such successor of the obligations of the Corporation under this Agreement.

10. Miscellaneous.

10.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflict of laws thereof.

10.2 Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:              Ms. Aurelia Waldon
                                           c/o Carson Products Company
                                           P.O. Box 22309
                                           Savannah, GA 31403


         If to the Corporation:            Carson Products Company
                                           71 A Ross Road
                                           Savannah, Georgia 31405
                                           Attention:


         with a copy to:                   Stephen W. Skonieczny, Esq.
                                           Milbank, Tweed, Hadley & McCloy
                                           1 Chase Manhattan Plaza,
                                           New York, New York 10005

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.4 Withholding. The Corporation may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.6 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

10.7 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

10.8 Survivorship. The respective rights and obligations of the parties to this Agreement shall survive any termination of this Agreement or the Executive's employment hereunder for any reason.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                            CARSON PRODUCTS COMPANY



                            By: _____________________________


                            Name: ___________________________


                            Title: __________________________





                            ---------------------------------
                                         [Executive]